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                                                                        EX-10.16

                  NON-MANAGEMENT DIRECTOR COMPENSATION SUMMARY

As described in detail below, our non-management directors ("Outside Directors") are compensated through a combination of cash and equity grants:

1.   CASH RETAINER:

     Each director receives $12,500 after each regularly scheduled Board meeting.

2.   EQUITY GRANTS:

     Each director receives a grant of options to purchase 15,000 shares of Staples common stock upon his or her initial election to the Board. Each director also receives grants of options to purchase 3,000 shares of Staples common stock and 400 shares of restricted Staples common stock for each regularly scheduled meeting day attended, with each director subject to an annual maximum aggregate grant of options for 15,000 shares of Staples common stock and 2,000 shares of restricted stock.

3.   LEAD DIRECTOR/CHAIRPERSONS

     The lead director receives 200 shares of restricted Staples common stock for each regularly scheduled meeting day attended, with a maximum of 1,000 shares annually. Committee Chairs receive 200 shares of restricted Staples common stock for each regularly scheduled committee meeting day attended, with a maximum of 800 shares annually.

Stock options are granted at an exercise price equal to the fair market value at the time of grant and vest ratably over four years. The restricted stock grants cliff vest at the end of three years.